Exhibit 99.2
Abercrombie & Fitch
July 2006 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended July 29th, 2006.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended July 29th, 2006 were $230.0 million compared with $191.0 million last year, an increase of 20%. Comparable store sales for the four-week period increased 3% compared with the four-week period ended July 30th, 2005. Year-to-date sales were $1.316 billion versus $1.118 billion last year, an increase of 18%. Comparable store sales increased 3% for the year-to-date period compared to last year.
By brand, Abercrombie & Fitch comparable store sales increased 1%. Men’s comps decreased by a low-single digit while women’s comps increased by a low-single digit. In men’s, woven tops, graphic t-shirts and fragrance performed well, business was soft in jeans and polos. In women’s, shorts, knit tops and fleece performed well; jeans were weak.
In the kids business, abercrombie, comparable store sales increased 5% versus last year. Boys comps were flat to last year, with knit tops and woven tops performing well, jeans were weak. Girls comps increased by a high-single digit, with shorts and knit tops performing well, jeans were negative.
Hollister comparable store sales increased 5%. Dudes comps decreased by a low-single digit and bettys comps increased by a mid-single digit. In dudes, shorts and woven tops performed well and the stronger performers for bettys were knit tops and shorts, while jeans were weak in both dudes and bettys.
RUEHL comparable store sales increased 36%. Men’s comps increased by mid-forties and women’s comps increased by low-twenties. In men’s, graphic t-shirts, accessories, and jeans performed well, and in women’s, hand bags, accessories, and fleece performed best.
On Tuesday, August 15, 2006 at 4:30 PM Eastern time, we will conduct our second quarter earnings conference call. To listen to the LIVE conference call, dial (800) 811-0667 or the international number (913) 981-4901 and ask for the Abercrombie & Fitch Quarterly Call or go to abercrombie.com. Also, the earnings call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820, followed by the conference ID number 8591489 or also through abercrombie.com. Thank you.